Exhibit 1

AGREEMENT OF JOINT FILING

The undersigned agree that the statement on Schedule 13G with respect to the securities of Waystar Holding Corp. is, and any amendments thereto signed by each or any of the undersigned shall be, filed on behalf of each of such person pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: November 8, 2024

Derby LuxCo S.à r.l.,

By:	/s/ Christiaan Snyders
Name: Christiaan Snyders
Title: Manager

By:	/s/ Sanjay Fullee
Name: Sanjay Fullee
Title: Manager

EQT Fund Management S.à r.l.

By:	/s/ Sara Huda
Name: Sara Huda
Title: Manager

By:	/s/ Joshua Stone
Name: Joshua Stone
Title: Manager